Exhibit 99.1

November 1, 2017

Prudential Financial, Inc. Announces

Third Quarter 2017 Results

●	Net income attributable to Prudential Financial of $2.238 billion or $5.09 per Common share versus $1.827 billion or $4.07 per share for year-ago quarter.

●	After-tax adjusted operating income of $1.323 billion or $3.01 per Common share versus $1.191 billion or $2.66 per share for year-ago quarter.

●	Significant items: in 3Q:17, net income and adjusted operating income include a net benefit of 7 cents per Common share, and in 3Q:16, net income and adjusted operating income include a net benefit of 15 cents per Common share, from items discussed later in this release.

  John Strangfeld, Chairman and CEO, commented on results:

 “We delivered solid results in the third quarter, as we continue to benefit from our high quality and balanced collection of businesses. This includes strong earnings across segments and record assets under management and account values in Asset Management, Retirement and Individual Annuities. Our strong cash flows and capital position enabled us to return approximately $640 million to shareholders through dividends and share repurchases. We continue to invest in our businesses where we see attractive long-term opportunities and remain confident in our ability to deliver differentiated returns.”

THIRD QUARTER BUSINESS HIGHLIGHTS

●	Higher Individual Annuities net fees and return on assets, after adjusting for significant items, reflect record-high separate account balances and more favorable estimates of the profitability of the business as compared to the year-ago quarter. Gross sales of $1.3 billion were below the year-ago quarter total of $2.1 billion, reflecting industry sales pressure.

●	Record-high Retirement account values of $415.8 billion at September 30, up 8% from a year earlier. Gross deposits and sales were $16 billion, including a $5.7 billion defined contribution plan sale and several new pension risk transfer cases totaling $3.8 billion.

●	Record-high Asset Management segment assets under management of $1.134 trillion includes a record-high $588.5 billion of unaffiliated third-party institutional and retail assets under management at September 30, up 10% from a year earlier. Unaffiliated third-party net inflows, excluding money market, totaled $6 billion for the current quarter.

●	U.S. Individual Life sales, based on annualized new business premiums, of $142 million were consistent with the year-ago quarter.

●	Group Insurance total benefits ratio in the quarter was lower than the long-term expected range, driven by favorable underwriting results in both group life and group disability.

●	International Insurance constant dollar basis sales of $671 million, down 11% from the year-ago quarter, primarily reflects decreased sales in Japan following elevated sales levels in the first half of the year. Life Planner count at September 30, up 2% from a year earlier, includes an increase of 5% in Japan.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 2

OTHER FINANCIAL HIGHLIGHTS

●	Book value per Common share, based on generally accepted accounting principles (GAAP), was $116.32 at September 30, 2017, compared to $104.91 at December 31, 2016. Adjusted book value per Common share amounted to $84.65 at September 30, 2017, an increase of $5.70 from December 31, 2016, after payment of three quarterly Common Stock dividends totaling $2.25 per share.

●	Returned approximately $640 million to shareholders through Common Stock repurchases and dividends.

●	During the third quarter of 2017, the Company acquired 2.9 million shares of its Common Stock at a total cost of $312.5 million, for an average price of $106.35 per share. From the commencement of repurchases in July 2011, through September 30, 2017, the Company has acquired 98.9 million shares of its Common Stock at a total cost of $7.3 billion, for an average price of $74.17 per share. As of September 30, 2017, the remaining authorization for repurchase at management’s discretion through December 31, 2017 was $312.5 million.

●	Excluding holdings of the Closed Block division, net unrealized gains on general account fixed maturity investments of $30.4 billion at September 30, 2017, compared to $27.6 billion at December 31, 2016; gross unrealized losses of $2.0 billion at September 30, 2017, compared to $3.8 billion at December 31, 2016.

SIGNIFICANT ITEMS

●	In the current quarter, net income and adjusted operating income each include a pre-tax benefit of $48 million in Individual Annuities to reflect the impact of market performance on deferred policy acquisition and other costs and reserves for guaranteed minimum benefits, with a favorable impact of approximately 7 cents per Common share.

●	In the year-ago quarter, net income and adjusted operating income each included a net benefit of 15 cents per Common share from significant items reflecting the impact of market performance on Individual Annuities results partially offset by costs relating to legal matters in Retirement.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 3

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc., was $2.238 billion ($5.09 per Common share) for the third quarter of 2017, compared to $1.827 billion ($4.07 per Common share) for the third quarter of 2016. After-tax adjusted operating income was $1.323 billion ($3.01 per Common share) for the third quarter of 2017, compared to $1.191 billion ($2.66 per Common share) for the third quarter of 2016.

Adjusted operating income does not equate to net income as determined in accordance with GAAP, but is the measure used by the Company to evaluate segment performance and to allocate resources, and is the measure of segment performance presented below. Consolidated adjusted operating income is a non-GAAP measure of financial performance. Adjusted book value is a non-GAAP measure of financial position. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures.” Reconciliations of these measures to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include the U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions, as well as Corporate and Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $1.084 billion for the third quarter of 2017, compared to $1.018 billion in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	3Q:17	3Q:16
Individual Annuities:
Adjusted operating income	$577	$588
Significant items included above:
Impact from updated estimates of profitability driven by market performance in relation to our assumptions	$48	$139

The Individual Annuities segment reported adjusted operating income of $577 million in the current quarter, compared to $588 million in the year-ago quarter. Current quarter results include a benefit of $48 million, and results for the year-ago quarter included a benefit of $139 million, in each case reflecting an updated estimate of profitability for this business driven by market performance in relation to our assumptions.

Excluding these significant items, results for the Individual Annuities segment increased $80 million from the year-ago quarter. This increase reflects higher policy fees net of associated risk management and other related costs, partially offset by a lower contribution from net investment spread results. The increase in net policy fees, was driven by an increase in average variable annuity account values and lower risk management costs. The current quarter contribution from net investment spread included returns on non-coupon investments and prepayment fees that were approximately $5 million above our average expectations, as compared to returns about $10 million above our average expectations in the year-ago quarter.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 4

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	3Q:17	3Q:16
Retirement:
Adjusted operating income	$248	$239
Significant items included above:
Charge for costs related to legal matters	$0	$(34)

The Retirement segment reported adjusted operating income of $248 million for the current quarter, compared to $239 million in the year-ago quarter. Results for the year-ago quarter included a charge of $34 million for costs relating to legal matters.

Excluding this significant item, results decreased $25 million from the year-ago quarter. This decrease reflects a lower contribution from net investment spread results, partially offset by a greater contribution from case experience as well as higher fee income driven by growth in average account values. The contribution from net investment spread results was $60 million below the year-ago quarter, reflecting current quarter returns on non-coupon investments and prepayment fees about $5 million below our average expectations in comparison to returns about $55 million above our average expectations in the year-ago quarter. The current quarter contribution to results from case experience was consistent with our average expectations in comparison to approximately $20 million less favorable than our average expectations in the year-ago quarter.

U.S. RETIREMENT SOLUTIONS AND INVESTMENT MANAGEMENT DIVISION ($ millions)	3Q:17	3Q:16
Asset Management:
Adjusted operating income	$259	$191

The Asset Management segment reported adjusted operating income of $259 million for the current quarter, compared to $191 million in the year-ago quarter. The increase was primarily driven by higher asset management fees, reflecting growth in fixed income assets under management. In addition, results reflect a $13 million higher contribution from the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which amounted to $29 million in the current quarter, and a greater contribution from other segment activities.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $211 million for the third quarter of 2017, compared to $173 million in the year-ago quarter.

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	3Q:17	3Q:16
Individual Life:
Adjusted operating income	$150	$111

The Individual Life segment reported adjusted operating income of $150 million for the current quarter, compared to $111 million in the year-ago quarter. The increase primarily reflects favorable mortality experience, favorable comparative reserve refinements and lower expenses, partially offset by the unfavorable ongoing impact of the second quarter 2017 annual review and update of actuarial assumptions and other refinements. The contribution to current quarter results from mortality experience, inclusive of reinsurance, associated reserve updates and amortization, was approximately $10 million more favorable than our average expectations compared to approximately $30 million less favorable than our average expectations in the year-ago quarter. In addition, current quarter results included the benefit of reserve refinements and lower than typical expenses which together amounted to $15 million, and the year-ago quarter included charges for reserve refinements and higher than typical legal costs which together amounted to $20 million.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 5

U.S. INDIVIDUAL LIFE AND GROUP INSURANCE DIVISION ($ millions)	3Q:17	3Q:16
Group Insurance:
Adjusted operating income	$61	$62

The Group Insurance segment reported adjusted operating income of $61 million in the current quarter, compared to $62 million in the year-ago quarter. More favorable underwriting results in both group life and group disability were offset by higher expenses and a lower contribution from net investment spread results. The contribution to current quarter results from underwriting experience, net of a related adjustment to deferred acquisition costs, was $10 million more favorable than the low end of our target benefits ratio range. The current quarter contribution from net investment spread results included returns on non-coupon investments and prepayment fees which were consistent with our average expectations in comparison to returns about $10 million above our average expectations in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $799 million for the third quarter of 2017, compared to $780 million in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	3Q:17	3Q:16
Life Planner Operations:
Adjusted operating income	$373	$391

Adjusted operating income of the segment’s Life Planner operations was $373 million for the current quarter, compared to $391 million in the year-ago quarter. This decrease was primarily driven by higher expenses and the impact of foreign currency exchange rates, partially offset by continued business growth. Current quarter results included about $40 million of higher than typical net expenses, including updates to legal reserves. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had an unfavorable impact of $5 million in comparison to the year-ago quarter. Claims experience in the current quarter and the year-ago quarter was about $10 million more favorable than our average expectations. In addition, the current quarter contribution from net investment spread results included returns on non-coupon investments and prepayment fees about $10 million above our average expectations in comparison to returns slightly above our average expectations in the year-ago quarter.

INTERNATIONAL INSURANCE SEGMENT ($ millions)	3Q:17	3Q:16
Gibraltar Life and Other Operations:
Adjusted operating income	$426	$389

Adjusted operating income of the segment’s Gibraltar Life and Other operations was $426 million for the current quarter, compared to $389 million in the year-ago quarter. This increase reflects lower net expenses, including the absence of higher than typical costs associated with employee benefits plans and office relocations in the year-ago quarter, more favorable policy benefits experience and continued business growth. Claims experience in the current quarter and the year-ago quarter was about $10 million more favorable than our average expectations. The current quarter net investment spread results included returns on non-coupon investments and prepayment fees slightly above our average expectations. In addition, foreign currency exchange rates, including the impact of the Company’s currency hedging programs, had a favorable impact of $1 million in comparison to the year-ago quarter.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 6

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $310 million in the third quarter of 2017, compared to a loss of $413 million in the year-ago quarter.

CORPORATE AND OTHER OPERATIONS ($ millions)	3Q:17	3Q:16
Adjusted operating income	$(310)	$(413)

The decrease in loss primarily reflects lower expenses, higher investment income, net of interest costs, and higher income from the qualified pension plan.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.366 trillion at September 30, 2017, compared to $1.264 trillion at December 31, 2016.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $2.238 billion for the third quarter of 2017, compared to $1.827 billion for the year-ago quarter.

Current quarter net income includes $1.164 billion of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include net pre-tax gains of $1.049 billion from products that contain embedded derivatives or guarantees and associated derivative portfolios that are part of a hedging program related to the risks of these products, largely driven by the impact of widening credit spreads on our risk of non-performance and favorable equity markets. Current quarter results also included pre-tax gains of $445 million from general portfolio and related activities. The foregoing gains were partially offset by pre-tax losses of $307 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management and $23 million from impairments and sales of credit-impaired investments.

Net income for the current quarter reflects pre-tax increases of $85 million in recorded asset values and $31 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects pre-tax income of $43 million from divested businesses, primarily reflecting the results from the Closed Block division.

Net income for the year-ago quarter included $649 million of pre-tax net realized investment gains and related charges and adjustments, including pre-tax gains of $553 million from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and $250 million from general portfolio and related activities. The foregoing gains were partly offset by pre-tax losses of $114 million related to derivatives used in risk management activities including asset and liability duration management and $40 million from impairments and sales of credit-impaired investments.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at September 30, 2017, amounted to $2.044 billion, including $1.836 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $3.809 billion at December 31, 2016. Net unrealized gains on these investments amounted to $30.380 billion at September 30, 2017, compared to $27.585 billion at December 31, 2016.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 7

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements.

Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, utilization, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for our pension and other postretirement benefit plans; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principles-based reserving requirements; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the U.S. Department of Labor’s fiduciary rules; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters, and our exposure to contingent liabilities, including related to the remediation of certain securities lending activities administered by the Company; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in accounting principles, practices or policies; and (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations of these measures to the most directly comparable GAAP measures are included in this release.

Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 8

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding both accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, adjusted operating income and adjusted book value are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide a reconciliation of adjusted operating income to income from continuing operations in accordance with GAAP and a reconciliation of adjusted book value to GAAP book value. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our Web site at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, November 2, 2017, at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 17. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0228 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on November 2, through November 9, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 407284.

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Prudential Financial, Inc. Third Quarter 2017 Earnings Release	Page 9

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of September 30, 2017, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Burke, (973) 802-9489, laura.burke@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$2,238	$1,827	$4,098	$4,084
Income attributable to noncontrolling interests	3	5	11	42

Net income	2,241	1,832	4,109	4,126

Less: Earnings attributable to noncontrolling interests	3	5	11	42

Income attributable to Prudential Financial, Inc.	2,238	1,827	4,098	4,084

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	17	13	47	(4)

Income (after-tax) before equity in earnings of operating joint ventures	2,221	1,814	4,051	4,088

Less: Reconciling Items:
Realized investment gains, net, and related charges and adjustments	1,164	649	523	1,347
Investment gains on trading account assets supporting insurance liabilities, net	85	37	330	361
Change in experience-rated contractholder liabilities due to asset value changes	(31)	1	(188)	(262)
Divested businesses:
Closed Block division	33	31	49	(74)
Other divested businesses	10	56	51	76
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(24)	(17)	(66)	—

Total reconciling items, before income taxes	1,237	757	699	1,448

Less: Income taxes, not applicable to adjusted operating income	339	134	127	377

Total reconciling items, after income taxes	898	623	572	1,071

After-tax adjusted operating income (1)	1,323	1,191	3,479	3,017

Income taxes, applicable to adjusted operating income	461	367	1,193	923

Adjusted operating income before income taxes (1)	$1,784	$1,558	$4,672	$3,940

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$5.09	$4.07	$9.29	$9.02
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	2.68	1.46	1.20	3.00
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.20	0.08	0.75	0.80
Change in experience-rated contractholder liabilities due to asset value changes	(0.07)	—	(0.43)	(0.58)
Divested businesses:
Closed Block division	0.08	0.07	0.11	(0.16)
Other divested businesses	0.02	0.13	0.12	0.17
Difference in earnings allocated to participating unvested share-based payment awards	(0.03)	(0.01)	(0.02)	(0.02)

Total reconciling items, before income taxes	2.88	1.73	1.73	3.21
Less: Income taxes, not applicable to adjusted operating income	0.80	0.32	0.33	0.86

Total reconciling items, after income taxes	2.08	1.41	1.40	2.35

After-tax adjusted operating income	$3.01	$2.66	$7.89	$6.67

Weighted average number of outstanding Common shares (basic)	426.2	435.9	428.1	440.7

Weighted average number of outstanding Common shares (diluted)	435.0	444.3	437.1	448.9

Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$13	$13

Earnings allocated to participating unvested share-based payment awards for earnings per share calculation:
Net income	$27	$21	$50	$46
After-tax adjusted operating income	$16	$15	$42	$35

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period	$50,373	$56,431
Less: Accumulated other comprehensive income (AOCI)	16,598	24,925

GAAP book value excluding AOCI	33,775	31,506
Less: Cumulative effect of foreign exchange remeasurement and currency translation adjustments corresponding to realized gains/losses	(2,758)	(3,327)

Adjusted book value	36,533	34,833

Number of diluted shares at end of period	431.6	437.9

GAAP book value per Common share - diluted (2)	116.32	128.37
GAAP book value excluding AOCI per share - diluted	78.26	71.95
Adjusted book value per Common share - diluted	84.65	79.55

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$577	$588	$1,657	$1,343
Retirement	248	239	953	694
Asset Management	259	191	673	563

Total U.S. Retirement Solutions and Investment Management Division	1,084	1,018	3,283	2,600

Individual Life	150	111	(289)	(59)
Group Insurance	61	62	231	177

Total U.S. Individual Life and Group Insurance Division	211	173	(58)	118

International Insurance	799	780	2,421	2,362

Total International Insurance Division	799	780	2,421	2,362

Corporate and Other operations	(310)	(413)	(974)	(1,140)

Adjusted operating income before income taxes	1,784	1,558	4,672	3,940

Reconciling Items:
Realized investment gains, net, and related charges and adjustments	1,164	649	523	1,347
Investment gains on trading account assets supporting insurance liabilities, net	85	37	330	361
Change in experience-rated contractholder liabilities due to asset value changes	(31)	1	(188)	(262)
Divested businesses:
Closed Block division	33	31	49	(74)
Other divested businesses	10	56	51	76
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(24)	(17)	(66)	—

Total reconciling items, before income taxes	1,237	757	699	1,448

Income before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$3,021	$2,315	$5,371	$5,388

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,329	$2,100	$4,276	$6,398

Net sales (redemptions)	$(980)	$87	$(2,793)	$666

Total account value at end of period	$165,600	$158,388

Retirement Segment:

Full Service:

Deposits and sales	$11,188	$5,405	$22,695	$16,760

Net additions	$6,056	$392	$5,087	$1,948

Total account value at end of period	$227,438	$200,476

Institutional Investment Products:

Gross additions	$4,764	$6,907	$11,363	$12,389

Net additions (withdrawals)	$1,212	$4,568	$(601)	$4,148

Total account value at end of period	$188,399	$186,224

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$478.3	$445.9
Retail customers	239.9	209.0
General account	415.7	430.3

Total Investment Management and Advisory Services	$1,133.9	$1,085.2

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$15.9	$16.4	$49.0	$43.7

Net additions, other than money market	$4.7	$3.4	$11.7	$2.8

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$11.9	$10.5	$35.7	$32.2

Net additions, other than money market	$1.3	$0.9	$2.6	$2.0

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Term life	$57	$52	$160	$150
Guaranteed Universal life	31	54	124	166
Other Universal life	28	21	82	64
Variable life	26	16	75	67

Total	$142	$143	$441	$447

Group Insurance Annualized New Business Premiums (3):
Group life	$23	$29	$265	$285
Group disability	12	13	141	113

Total	$35	$42	$406	$398

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$677	$783	$2,339	$2,265

Constant exchange rate basis	$671	$758	$2,331	$2,256

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended September 30
	2017	2016
Assets and Asset Management Information:

Total assets	$821.1	$819.9

Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$1,133.9	$1,085.2
Non-proprietary assets under management	176.8	176.4

Total managed by U.S. Retirement Solutions and Investment Management Division	1,310.7	1,261.6
Managed by U.S. Individual Life and Group Insurance Division	26.8	24.8
Managed by International Insurance Division	28.7	27.9

Total assets under management	1,366.2	1,314.3
Client assets under administration	202.4	177.0

Total assets under management and administration	$1,568.6	$1,491.3

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
(2)	Book value per share of Common Stock including accumulated other comprehensive income as of September 30, 2016 includes a $500 million increase in equity and a 5.6 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $88.90, and as of September 30, 2017 includes a $500 million increase in equity and a 5.75 million increase in diluted shares reflecting the dilutive impact of exchangeable surplus notes when book value per share is greater than $86.92.
(3)	Premiums from new sales that are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 112 per U.S. dollar and Korean won 1,130 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.